DATED 7 January 2007

PT BUNYUT BARA MANDIRI

("BBM")

and

THATCHER MINING PTE LTD

("Thatcher")

and

FITRI S. ASTUTY GOODWIN

("Fitri")

and

SRI PURWANI

("Sri")

COOPERATION AND INVESTMENT AGREEMENT

HADIPUTRANTO, HADINOTO & PARTNERS
The Jakarta Stock Exchange Building
Tower II, 21st Floor
Sudirman Central Business District
Jl. Jenderal Sudirman Kav. 52-53
Jakarta 12190, Indonesia

Table of Contents

This Cooperation and Investment Agreement (the "**Agreement**") is made on 7 January 2007 by the following parties:

1. **PT BUNYUT BARA MANDIRI**, a limited liability company established under the laws of the Republic of Indonesia and having its principal office at Jl. AW. Syahrani RT 024 RW 008, Samarinda 75124, East Kalimantan, Indonesia (hereinafter referred to as "**BBM**");

2. **THATCHER MINING PTE LTD**, a company duly organized and existing under the laws of the Republic of Singapore, having its principle place of business at 9 Temasek Boulevard, # 16-02A, Suntec Tower Two, Singapore 038989 (hereinafter referred to as "**Thatcher**");

3. **FITRI S. ASTUTY GOODWIN**, private individual, Indonesian citizen, holder of the identity card No. 10.5505.501157.1001 and residing at Permata Timur Blok LL No. 2, RT 009 RW 002, Kel. Jaticempaka, Kec. Pondok Gede, Bekasi, Indonesia ("**Fitri**"); and

4. **SRI PURWANI**, private individual, Indonesian citizen, holder of the identity card No. 09.5407.610974.8514 and residing at Permata Timur Blok D/10 RT 007 RW.008, Kel. Pondok Kelapa, Kec. Duren Sawit, Jakarta Timur, Indonesia ("**Sri**"),

each of BBM. Thatcher, Fitri and Sri hereinafter individually referred to as a "**Party**" and collectively referred to as the "**Parties**".

BACKGROUND

A. BBM is qualified to hold a mining authority (*kuasa pertambangan*) to conduct general mining activities in Indonesia, and it has the competence and required government relations to carry on the mining operations.

B. Thatcher has the financial, technical, and management capabilities and expertise required for the development, construction and operation of the Mines.

C. Thatcher has agreed to provide certain funding and perform certain services related to the development, construction and financing of the Mines, and in return, BBM has agreed to provide certain rights and benefits to in relation to the revenue derived from the operation of the Mines.

D. In relation to the above the Parties agree to cooperate pursuant to the terms and conditions of this Agreement.

THE PARTIES AGREE as follows:

1. DEFINITIONS AND INTERPRETATIONS

1.1 In this Agreement, except to the extent that the context otherwise requires, the following expressions have the following meanings:

"**Affiliate**" means any entity directly or indirectly controlling, controlled by or under common control of the person in question with "control" meaning for these purposes the right to:

(a) vote in excess of fifty per cent (50%) of such entity's equity securities;

(b) appoint or elect a majority of such entity's board of directors or equivalent management body; or

(c) direct the investment decisions of such entity;

"**BBM Shareholders**" means Fitri S. Astuty Goodwin and Sri Purwani.

"**Business Day**" means any day, other than Saturday and/or Sunday, on which banks are open for business in Jakarta.

"**CoW**" means a Contract of Work, entered into by the Government of the Republic of Indonesia and a mining foreign investor, to conduct the Mining Activities, pursuant to applicable laws and regulations.

"**Government Agencies**" means all related governmental departments, ministries, agencies, authorities and/or institutions, both central and regional (as applicable), and their officials and/or representatives.

"**KP**" means the mining authorization (*kuasa pertambangan*) issued by the Head of the West Kutai Region No. 545/K.597a/2006 dated 14 September 2006;

"**Loan Agreement**" means the loan agreement entered into on this date by and between Thatcher and BBM.

"**Mines**" means all mining sites to be developed under a KP held by BBM.

"**Mining Activities**" means any activities in relation to the development of the Mines which includes any general survey, exploration, exploitation and processing activities, any required transport or delivery of the mined products, or any other activities, and the constructions of the Mining Facilities, as required for the mining development pursuant to the KP.

"**Mining Area**" means the area in Kecamatan Melak and Kecamatan Muara Lawa as delineated by the KP, being the area in which BBM intends to carry out mining activities.

"**Mining Facilities**" means all facilities and infrastructure required to conduct the mining activities pursuant to the KP, as determined and specified solely by Thatcher.

"**Pledge of Shares Agreement**" means the pledge of shares agreement between Thatcher and BBM's Shareholders entered into on the date of this Agreement.

"**Project**" means the exploration, development and exploitation of minerals at the Mines, and the development of all related Mining Facilities and carrying out of Mining Activities;

"**Proprietary Technical Information**" means any information, know-how, drawings, techniques, environmental baseline assessment and all reports generated, developed, or otherwise acquired by BBM, BBM Shareholders or Thatcher in relation to the Project.

"**Relevant KP**" includes the KP, and any extensions thereof granted to BBM.

"**Tax**" means any tax, levy, charge, impost, duty, fee, deduction, compulsory loan or withholding which is assessed, levied, imposed or collected by any Government Agencies and includes, but is not limited to, any interest, fine, penalty, charge, fee or other amount imposed in respect of the above;

1.2 In this Agreement, unless the context otherwise requires:

(a) headings and underlinings are for convenience only and shall not affect the interpretation of this agreement;

(b) reference to the singular includes a reference to the plural and vice versa, and reference to any gender includes a reference to all other genders;

(c) reference to an individual shall include his legal representative, successor, legal heir, executor and administrator;

(d) reference to statutory provisions shall be construed as meaning and including references also to any amendment or re-enactment (whether before or after the date of this Agreement) for the time being in force and to all statutory instruments or orders made pursuant to statutory provisions;

(e) references to any Clause or Schedule shall be deemed to be a reference to such clause or schedule of or to this Agreement;

(f) reference to any document (including this Agreement) include references to that document as amended, consolidated, supplemented, novated or replaced from time to time;

(g) the Schedules to this Agreement form an integral part of this Agreement;

(h) words such as "include", "including", or words of similar import shall be construed without limitation; and

(i) a warranty, representation, covenant, liability, obligation or agreement given or entered into by more than one person binds them jointly and severally.

2. CONDITIONS PRECEDENT

This Agreement shall be conditional on the execution of the Loan Agreement and the Pledge of Shares Agreement. In the event that both of the Loan Agreement and the Pledge of Shares Agreement are not executed by the date which is seven days after the date of this Agreement, this Agreement will become null and void and of no further force or effect.

3. COOPERATION RIGHTS AND OBLIGATIONS

3.1 During the term of this Agreement, Thatcher shall perform, or procure the performance of the following:

(a) the provision, by way of loan to BBM, of all financing required for the Project, including:

(i) the costs of all third party consultants and contractors involved in relation to the carrying out of exploration activities, development of the Mining Facilities and involved in the Mining Activities;

(ii) the costs of all dead rent, land and building tax and other taxes required to be paid by BBM pursuant to the terms of the KP or otherwise pursuant to Indonesian laws and regulations;

(iii) the payment of all applicable taxes and duties which BBM is, or becomes, liable to pay in respect of the Project;

all subject to the detailed terms and conditions specified in the Loan Agreement;

(b) the sourcing and procuring, for and on behalf of BBM, of all required contractors, consultants and advisors required for the development of the Mining Facilities and Mining Activities;

(c) the satisfaction of all obligations of BBM under all applicable Indonesian mining laws and regulations in relation to:

(i) providing all necessary reports to the relevant Government Agencies in relation to the mining activities being conducted by BBM pursuant to the terms of the KP; and

(ii) the minimum work programs to be carried out by BBM pursuant to the terms of the KP; and

(d) providing all necessary assistance in relation to liaising with all relevant Indonesian Government Agencies, including the Ministry of Energy and Mineral Resources, and Bupati of West Kutai Region.

3.2 In consideration of Thatcher performing, or procuring the performance of, the matters referred to in Clause 3.1 and in recognition of the investment risk being undertaken by Thatcher, BBM hereby grants the following rights and benefits to Thatcher:

(a) Thatcher, or its Affiliate, is granted the sole and exclusive rights to market all minerals derived from the Project;

(b) Thatcher, through an Affiliate, shall have the right to carry out all mining services in relation to the Project on terms and conditions to be agreed between Thatcher and BBM, such terms to provide that Thatcher shall be entitled to all net proceeds from sale of minerals arising out of the Project, save for a 1% net smelter royalty which shall be retained, such net proceeds meaning, for the avoidance of doubt, the proceeds available after:

(i) payment by BBM of any of its debt service obligations under the Loan Agreement;

(ii) payments due to BBM under any mining services arrangements as contemplated by this Clause 3.2(b); and

(iii) payments of any Taxes which BBM is legally liable to pay; and

(iv) payment of any other costs and expenses of BBM which have been approved by Thatcher.

4. ANCILLARY OBLIGATIONS OF BBM

4.1 To enable Thatcher to perform its obligations under this Agreement, BBM shall:

(a) as directed by Thatcher, submit applications at the relevant Governmental Agencies for the Relevant KP;

(b) not take or fail to take any actions that may adversely affect the KP and/or the Project;

(c) as directed by Thatcher, take all steps required to convert the KP into a CoW, and further process it in accordance with applicable Indonesian laws and regulations;

(d) comply with the prevailing Indonesian laws and regulations relating to the Project;

(e) not incur any loan, or lease any equipment or enter into any third party contracts on encumber any part of the Project without the prior written approval of Thatcher;

(f) not sell to any other person, or otherwise invite any other person to acquire, any KP;

(g) not engage in any other business except for business related to the Project;

(h) not grant any power of attorney to any person other than as directed by Thatcher;

(i) maintain only one bank account, and ensure that it performs all actions required (in accordance with its articles of association and the related bank's policies) to cause Thatcher's nominated representative(s) to become co-signatories to such bank account;

(j) grant to Thatcher a power of attorney (in a form to be specified by Thatcher) granting Thatcher the rights to represent BBM as its lawful attorney in relation to all matters related to the Project, and throughout the term of this Agreement maintain such power of attorney in full force and effect;

(k) maintain all corporate and financial records, documents and administrative licenses valid and in good order, including filing the required annual and Tax reports, conducting the required financial audit and paying Taxes, during the period of the KP; and

(l) immediately upon receipt, provide to Thatcher copies of all notices, documents and correspondence received by BBM in relation to the Project.

4.2 In order to secure the obligations of BBM to Thatcher under this Agreement and the Loan Agreement, BBM's Shareholders shall execute, deliver and perform the Pledge of Shares Agreement.

4.3 Upon the execution of a CoW or such earlier period as Thatcher may stipulate:

(a) in the event that Thatcher requires such CoW to be executed by BBM (and provided the Government of Indonesia so agrees to issue the CoW in favour of BBM), Thatcher shall have the right to convert all amounts outstanding under the Loan Agreement into share capital in BBM, subject to applicable law, on such terms as may be directed by Thatcher; or

(b) in the event that the Thatcher and BBM enter into a Joint Venture Agreement, pursuant to which

  (i) Thatcher and BBM shall form and establish a joint venture company on terms and conditions satisfactory to Thatcher; and

  (ii) the rights and obligations of BBM under the Loan Agreement shall be assigned to PT JV through a novation agreement.

5. BBM SHAREHOLDER OBLIGATIONS

5.1 Each BBM Shareholder shall cause BBM to comply with all of obligations of BBM under this Agreement.

5.2 Without limiting the rights and obligations of Thatcher to terminate this Agreement, if, due to the willful or grossly negligent act or omission of a BBM Shareholder (whether such act or omission is made by such BBM Shareholder in its capacity as shareholder, director or commissioner of BBM), BBM breaches any of its obligations under this Agreement, such BBM Shareholder shall indemnify and keep indemnify Thatcher for all losses, direct and indirect, suffered by Thatcher as a result of termination of this Agreement, such losses to include the loss of future revenues of Thatcher pursuant to the terms of this Agreement.

6. ASSIGNMENT

6.1 BBM shall not assign any of its rights and obligations under this Agreement without the prior written consent and approval of Thatcher.

6.2 BBM and BBM's Shareholders hereby consent to the assignment by Thatcher of any of Thatcher's rights or obligations hereunder to any other party or parties.

7. EXCLUSIVE RELATIONSHIP

During the term of this Agreement, BBM shall not:

(a) negotiate or enter into any agreement with any other person, company or entity, or create any subsidiary or joint venture with respect to the Project;

(b) in any way encourage or assist any other party to investigate or apply for any type of mining authority in relation to other mining areas which, in Thatcher's opinion, have the potential to be generated, developed or otherwise acquired, and will vigorously and actively oppose any such applications', or

(c) carry out any part of the Mining Activities itself.

8. REPRESENTATION AND WARRANTIES

8.1 BBM and BBM's Shareholders represent and warrant to Thatcher that as of the date of this Agreement:

(a) BBM is a company established and existing under the Laws and Regulations of the Republic of Indonesia and has full legal right, power and authority to enter into this Agreement and to perform its obligations hereunder and thereunder;

(b) this Agreement is, and each other document or agreement referred to herein to be made and performed by BBM and BBM's Shareholders pursuant to the term of this Agreement, when executed and delivered will be a legal, valid and binding obligation on them, and is enforceable against them in accordance with its terms;

(c) BBM and BBM's Shareholders are not required to obtain the consent of any other party for the execution, delivery, or performance of this Agreement (other than spousal consents); and the execution, delivery and performance of this Agreement will not constitute a breach of any agreement to which BBM or BBM's Shareholders are a party

or by which BBM or BBM's Shareholders are bound; nor will it violate, conflict with, or result in a breach of any law, order, judgment, decree, or regulation binding on BBM or BBM's Shareholders or to which any of BBM's or BBM's Shareholders' businesses, properties or assets are subject;

(d) there are no claims, actions, suits or proceedings pending against BBM or BBM's Shareholders, the outcome of which could materially and adversely affect the transactions contemplated by this Agreement, and BBM or BBM's Shareholders are not subject to any order, writ, injunction or decree which could materially and adversely affect BBM or BBM's Shareholders ability to perform the transactions contemplated by this Agreement;

(e) there is no provision of any existing law, rule, mortgage, indenture, contract, financing statement, agreement or resolution binding on BBM or BBM's Shareholders that would conflict with or in any way prevent the execution, delivery, or carrying out of the terms of this Agreement or any other document or agreement referred to herein; and

(f) BBM and BBM's Shareholders are financially solvent, able to pay their debts as they mature, and possessed of sufficient capital to complete the obligations under this Agreement, and no bankruptcy proceedings have been or are being conducted against them.

8.2 BBM and BBM's Shareholders also represent and warrant to and undertake with Thatcher that the foregoing representations and warranties will be true and accurate throughout the continuance of this Agreement with reference to the facts and circumstances subsisting from time to time.

8.3 Thatcher warrants to BBM that as of the date of this Agreement:

(a) Thatcher is a company established and existing under the Laws and Regulations of Canada and has full legal right, power and authority to enter into this Agreement and to perform its obligations hereunder and thereunder;

(b) it has taken all necessary action to authorize the execution, delivery and performance of this Agreement;

(c) this Agreement constitutes their legal, valid and binding obligations, and subject to any necessary stamping and registration, is enforceable in accordance with its terms; and

(d) each of the representations and warranties is true and correct on the date of this Agreement.

9. TERM AND TERMINATION

9.1 This Agreement shall be effective as of the date hereof.

9.2 In the event that BBM or a BBM Shareholders is in breach of any of their respective obligations under this Agreement, Thatcher may terminate this Agreement by giving a notice in writing.

9.3 In the event of termination of this Agreement by Thatcher pursuant to Clause 9.2, BBM shall indemnify and keep indemnify Thatcher for all losses, direct and indirect, suffered by Thatcher as a result of termination of this Agreement, such losses to include the loss of future revenues of Thatcher derived from the rights referred to in Clause 3.2.

9.4 For the purposes of termination of this Agreement, the Parties agree to waive the applicability of Article 1266 of the Indonesian Civil Code to the extent that such Article requires a court sanction for termination of this Agreement.

10. CONFIDENTIALITY

10.1 BBM and BBM's Shareholders agree to treat as confidential any Proprietary Technical Information.

10.2 BBM and BBM's Shareholders further agree that they will use the Proprietary Technical Information solely for the purposes of developing the mining area (and shall refrain from any other use of the said Proprietary Technical Information for any other purpose whether for their own benefit or for that of any third party), and only to the extent as authorized in writing by Thatcher.

10.3 Each of the Parties undertakes that it will not (save as required by law or any applicable regulatory body) make any announcement in connection with this Agreement unless the other Parties shall have given their respective consents to such announcement (which consents may not be unreasonably withheld and may be given either generally or in a specific case or cases and may be subject to conditions). The provisions of this Clause 10 shall continue to apply:

(a) to each of the Parties and to any individual or entity who becomes a party to this Agreement after such Party, individual or entity is no longer a party hereto; and

(b) if this Agreement is terminated.

11. GOVERNING LAW

This Agreement shall be construed in accordance with and governed by the laws of the Republic of Indonesia.

12. NOTICES

12.1 All notices and other communications required or permitted to be transmitted to any Party pursuant to the provisions hereof shall be in English and in writing delivered by hand or by prepaid courier (in each case against signature of receipt) or sent by facsimile addressed as follows to the Parties or to such other address or facsimile number as a Party may from time to time notify in writing to the other:

(a) to **Thatcher** :

Address : 9 Temasek Boulevard, # 16-02A, Suntec Tower Two, Singapore 038989

Attention : David Pope

Facsimile No. : (65) 6337 7235

(b) to **BBM** :

Address : Jl. AW. Syahrani RT 024 RW 008, Samarinda 75124, East Kalimantan, Indonesia

Attention : Fitri S. Astuty Goodwin

(c) to **Fitri**:

Address : Permata Timur Blok LL No. 2, RT 009 RW 002, Kel. Jaticempaka, Kec. Pondok Gede, Bekasi, Indonesia

Attention : Fitri S. Astuty Goodwin

(d) to **Sri**:

Address : Permata Timur Blok D/10 RT 007 RW.008, Kel. Pondok Kelapa, Kec. Duren Sawit, Jakarta Timur, Indonesia

Attention : Sri Purwani

12.2 Without limiting any other means by which a Party may be able to prove that a notice has been received by another Party, a notice will be deemed to be duly received:

(a) if sent by hand or courier, when left at the address of the recipient; or

(b) if sent by facsimile, upon receipt by the sender of an acknowledgment or transmission report generated by the machine from which the facsimile was sent indicating that the facsimile was sent in its entirety to the recipient's facsimile number;

except that if a notice is served by hand or by courier, or is received by facsimile on a day which is not a Business Day, or after 5.00 pm on any Business Day, that notice will be deemed to be duly received by the recipient at 9.00 am on the first Business Day after that day.

13. SETTLEMENT OF DISPUTE

13.1 The Parties agree that if any difference, dispute, conflict or controversy (a "**Dispute**"), arises out of or in connection with this Agreement or its performance, including without limitation any dispute regarding its existence, validity, termination of rights or obligations of any Party , the Parties will attempt for a period of thirty (30) days after the receipt by one Party of a notice from another Party of the existence of the Dispute to settle the Dispute by amicable settlement between the Parties.

13.2 If the Parties are unable to reach agreement to settle the Dispute within the thirty-day period described in clause 13.1, then a Party may refer the Dispute to arbitration in accordance with the Arbitration Rules of the Singapore International Arbitration Centre in force at the time of referral of the Dispute (the "**Rules**"). The place of arbitration shall be Singapore and the proceedings shall be conducted in the English language. The number of arbitrators shall be three. The appointing authority shall be the Chairman of the Singapore International Arbitration Centre.

13.3 The award of the arbitral tribunal shall be final, binding and incontestable and may be used as a basis for enforcement thereon in Indonesia or elsewhere. The tribunal will be entitled to award the costs of the arbitration as the tribunal sees fit.

13.4 The Parties expressly agree that the arbitral tribunal shall state the reasons for its decisions in writing, and that the tribunal must reach its decisions entirely on the basis of applicable law and not on the basis of the principle of *ex aequo et bono* or *amiable compositeur*.

14. AMENDMENTS

This Agreement shall not be amended, altered or modified except by an agreement or instrument in writing signed by its duly authorized representatives of each of the Parties.

15. GENERAL PROVISIONS

15.1 It is expressly agreed that each of the Parties are independent contractors, and that the legal relationship created between the Parties pursuant hereto is not and shall not be deemed to be a partnership, joint venture or agency.

15.2 Should any provision of this Agreement be unenforceable or invalid, such unenforceability or invalidity shall not affect the validity of the remaining provisions of this Agreement. The Parties are obligated to substitute for the unenforceable or invalid provision a valid and enforceable provision which, from a commercial point of view, comes closest to the intended purposes of the unenforceable or invalid provision.

15.3 Each Party agrees from time to time to perform any further act and execute and deliver any further documents and instruments and do or refrain from doing all such further acts and things as may from time to time reasonably be requested by the other Parties to carry out effectively or better evidence or perfect the true spirit, intent, meaning and purpose of this Agreement.

15.4 This Agreement is in the English language only, which language is controlling in all respects. No translation, if any, of this Agreement into the Indonesian or any other language shall be of any force or effect in the interpretation of this Agreement.

15.5 A waiver of a provision of or right under this Agreement is effective only if it is in writing signed by the Party granting the waiver. Failure by a Party to exercise or delay in exercising a right does not prevent its exercise or operate as a waiver.

15.6 This Agreement supersedes any and all other agreements prior to the date hereof, either oral or in writing, between the Parties with respect to the subject matter hereof.

15.7 This Agreement may be executed in any number of counterparts and all counterparts taken together will be deemed to constitute one and the same Agreement.

15.8 BBM and the BBM Shareholders shall be jointly and severally liable for all obligations of BBM or BBM Shareholders arising out of this Agreement.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives on the date and at the place first mentioned above.

EXECUTED as an agreement

THATCHER MINING PTE LTD [redacted]

By :
Name :
Title :

PT BUNYUT BARA MANDIRI

By :____________________________
Name : Fitri S. Astuty Goodwin
Title : Director

FITRI S. ASTUTY GOODWIN

____

SRI PURWANI

____